As filed with the Securities and Exchange Commission on August 8, 2013

File No. 333-186621

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NET ELEMENT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	98-0668024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1450 South Miami Ave.
Miami, Florida 33130
(305) 507-8808

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan New

Chief Financial Officer

Net Element International Inc.
1450 South Miami Ave.
Miami, Florida 33130
(305) 507-8808

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Yvan-Claude Pierre, Esq.

William N. Haddad, Esq.

Reed Smith LLP

599 Lexington Avenue

New York, New York 10022

Telephone: (212) 521-5400

Facsimile: (212) 521-5450

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Warrants to purchase common stock, par value $0.0001 per share, which warrants were issued in a private placement prior to the Registrant’s initial public offering (the “Warrants”)(2)(3)	4,340,000	N/A		N/A	N/A
Common stock issuable upon exercise of the Warrants(4)	4,340,000	$7.50	(5)	$32,550,000	$4,440
Common stock(6)	4,340,000	$3.40	(7)	$14,756,000	$2,013
Total					$6,453	(8)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such indeterminable number of additional shares of Common Stock as may be issued to prevent dilution resulting from share dividends, split-up, reverse split-up or similar events.
(2)	Represents Warrants being registered for resale by the selling securityholders.
(3)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required.
(4)	Represents shares of Common Stock issuable by the Registrant upon the exercise of the Warrants so long as such Warrants are exercised by transferees who acquired those Warrants in registered transactions following the effective date of this registration statement.
(5)	Calculated pursuant to Rule 457(g) under the Securities Act based on the fixed exercise price of the security.
(6)	Represents shares of common stock that may be sold by the selling securityholders upon exercise of Warrants held by such selling securityholders.
(7)	The price is estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee and is $3.40, which was calculated based upon the average of the high and low trading price per share of common stock of Net Element International, Inc. on The NASDAQ Capital Market on April 22, 2013.
(8)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where this offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2013

PROSPECTUS

NET ELEMENT INTERNATIONAL, INC.

4,340,000 Warrants to Purchase Shares of Common Stock Offered by the Selling Securityholders

4,340,000 Shares of Common Stock Offered by the Selling Securityholders

4,340,000 Shares of Common Stock Underlying the Warrants Issuable Upon Exercise of the Warrants Offered by the Selling Securityholders

This prospectus relates to:

•	the resale from time to time by the selling securityholders (described in the section entitled “Selling Securityholders” on page 9 of this prospectus) of up to 4,340,000 warrants that were originally issued by Cazador Acquisition Corporation Ltd., a blank check company incorporated as a Cayman Islands exempted company and our predecessor (“Cazador”), to Cazador Sub Holdings Ltd., in connection with a private placement prior to Cazador’s initial public offering (the “Warrants”);
•	the resale from time to time by the selling securityholders of up to 4,340,000 shares of our common stock that are issuable, in transactions exempt from registration under the Securities Act of 1933, as amended, upon exercise of the Warrants by the selling securityholders; and
•	the issuance and sale by us of up to 4,340,000 shares of our common stock upon the exercise of the Warrants so long as such Warrants are exercised by transferees who acquired those Warrants in registered transactions following the effective date of the registration statement of which this prospectus forms a part.

Each Warrant entitles the holder thereof to purchase one share of our common stock upon payment of the exercise price of $7.50 per share. We will receive the proceeds from the exercise of the Warrants, but not from the resale of the underlying shares of common stock. Additionally, we will not receive the proceeds from any resales by the selling securityholders of any Warrants.

Our common stock is listed on The NASDAQ Capital Market under the symbol “NETE.” The Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol “NETEW.” On August 5, 2013, the closing sale prices of our common stock and the Warrants were $6.10 and $0.48, respectively.

Investing in our securities involves significant risks. Prior to making an investment decision, you should carefully review the information under the heading “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2013.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date of such incorporated document.

Unless the context indicates otherwise, the terms (i) “the Company,” “we,” “us,” and “our” refer to Net Element International, Inc., a Delaware corporation, (ii) “Net Element” refers to Net Element, Inc. and (iii) “Cazador” refers to Cazador Acquisition Corporation Ltd.

i

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. These include, but are not limited to, statements relating to our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. These statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of these factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by these forward-looking statements. In addition to the risk factors described under “Risk Factors” beginning on page 3 of this prospectus, these factors include:

•	the benefits of the merger between Cazador and Net Element, including the prospects of the combined businesses, anticipated synergies and cost savings;

•	our ability to integrate Cazador’s and Net Element’s businesses, operations, management teams and employees;

•	anticipated growth and growth strategies;

•	the need for additional capital and the availability of financing;

•	our ability to successfully manage relationships with customers, distributors and other important relationships;

•	the loss of key personnel or expenditure of a greater amount of resources attracting, retaining and motivating key personnel than in the past;

•	technological changes;

•	pricing and availability of products and services;

•	demand for our products and services;

•	competition;

•	the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; and

•	legislative or regulatory changes that may adversely affect our business

Forward-looking statements are based on our current expectations about future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors” beginning on page 3 of this prospectus.

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INFORMATION ABOUT THE COMPANY

Background and Business

Net Element International, Inc. was incorporated on April 20, 2010 as a Cayman Islands exempted company with limited liability under the name Cazador Acquisition Corporation Ltd. (“Cazador”). Cazador was a blank check company incorporated for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more operating businesses or assets.

On October 2, 2012, Cazador completed a merger (the “Merger”) with Net Element, Inc., a Delaware corporation (“Net Element”), which was a company with businesses in the online media and mobile commerce payment processing markets. Immediately prior to the effectiveness of the Merger, Cazador changed its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Effective upon consummation of the Merger, (i) Net Element was merged with and into Cazador, resulting in Net Element’s ceasing to exist and Cazador continuing as the surviving company in the Merger, and (ii) Cazador changed its name to Net Element International, Inc. Pursuant to the Merger, we issued 24,543,826 shares of our common stock to the former stockholders of Net Element, which shares amount to approximately 86.7% of our post-Merger issued and outstanding shares of common stock. Following the Merger, our business consists of the former business of Net Element. For financial reporting purposes, the Merger was accounted for as a recapitalization of Net Element. Since the Merger was consummated during our fourth fiscal quarter, our financial statements reflect the historical financial information of Net Element beginning with our fiscal year ended December 31, 2012.

We are a technology driven Internet group that focuses in two business lines: (i) mobile commerce and payment processing for electronic commerce, and (ii) entertainment and culture Internet destinations.

During the third quarter of 2012, our subsidiary, OOO TOT Money (a Russian limited liability company) (“TOT Money”), launched operations as a mobile commerce payment processing business in Russia. Since then, TOT Money has continued seeking to expand its payment processing business primarily in the Commonwealth of Independent States (CIS) countries (comprised of participating states of the former Soviet Union) and other emerging markets. During the second half of 2012, TOT Money entered into contracts with the three largest mobile phone operators in Russia, Mobile TeleSystems OJSC, MegaFon OJSC and OJSC VimpelCom, to facilitate payments using SMS and MMS for their mobile phone subscribers in Russia.

On April 16, 2013, we entered into a Contribution Agreement (the “Contribution Agreement”) with Unified Payments, LLC, a Delaware limited liability company (“Unified Payments”), TOT Group, Inc., a Delaware corporation (formerly known as TOT, Inc.), which is our direct subsidiary (“TOT Group”), Oleg Firer, individually, and Georgia Notes 18 LLC, a Florida limited liability company. Pursuant to the Contribution Agreement, on April 16, 2013, certain subsidiaries of TOT Group, which were formed for the purpose of effectuating the transactions contemplated by the Contribution Agreement, acquired substantially all of the business assets of Unified Payments. Unified Payments provides comprehensive turnkey, payment-processing solutions to small and medium size business owners (merchants) and independent sales organizations across the United States. As consideration for Unified Payments’ and its subsidiaries’ contribution of their assets to TOT Group subsidiaries, (a) we contributed to a subsidiary of TOT Group 70% of the equity interests in TOT Money; (b) TOT Group issued to Unified Payments 10% of TOT Group’s issued and outstanding common stock; and (c) TOT Group assumed approximately $23 million in liabilities of Unified Payments and its subsidiaries.

In addition to developing our mobile commerce payment processing operations, since April 1, 2010, we have pursued a strategy to develop and acquire technology and applications for use in the online media industry. We currently own controlling interests in several companies that develop and operate online media products (websites and mobile applications) in the peer-to-peer application, music, motorsport and film markets. We intend to explore additional acquisitions of, as well as developing internally, other Internet based properties, services and companies with similar goals of connecting people in various vertical markets, such as the medical, music, film, sports and legal markets.

Additional Information

Our principal executive offices are located at 1450 South Miami Ave., Miami, Florida 33130, and our telephone number is (305) 507-8808. Our website address is www.netelement.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks discussed below, together with the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and any subsequent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus, as well as the other information included or incorporated by reference in this prospectus. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Related to Our Common Stock and Warrants

Our operating results and financial condition may fluctuate which could negatively affect the market price of our securities.

Our operating results could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful and the market price of our securities may be negatively affected. The following factors, among others, may contribute to the variability of our quarterly and annual results and negatively affect the market price of our securities:

•	the fact that our payment processing business first launched operations and began generating revenue during the third quarter of 2012;
•	our ability to maintain existing, and secure additional, contracts with mobile phone carriers and content providers to use our payment processing services;
•	our ability to attract new advertisers and retain existing advertisers;
•	the effects of changes in search engine placement and prominence of our websites;
•	the effects of increased competition on our business;
•	our ability to successfully expand in existing markets and enter new markets;
•	the impact of worldwide economic conditions, including the resulting effect on consumer spending and the level of advertising spending by businesses;
•	our ability to protect our intellectual property;
•	our ability to maintain and increase traffic to our websites;
•	our ability to keep pace with changes in technology;
•	the success of our sales and marketing efforts;
•	costs associated with defending intellectual property infringement and other claims and related judgments or settlements;
•	changes in government licensing and regulation affecting our business;
•	interruptions in service and any related impact on our reputation;
•	the attraction and retention of qualified employees and key personnel;
•	our ability to choose and effectively manage third-party service providers;
•	the impact of fluctuations in currency exchange rates;
•	our ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies;
•	the effects of natural or man-made catastrophic events;
•	changes in consumer behavior;
•	our ability to increase the effectiveness of our internal controls; and
•	changes in our tax rates or exposure to additional tax liabilities.

The historic price of our common stock has been volatile and the future market price of our common stock is likely to continue to be volatile. Further, the limited trading volume in our common stock contributes significantly to the high volatility in the market price of our common stock. This may make it difficult for you to sell our securities for a positive return on your investment.

The public market for our common stock has historically been very volatile. Since trading began in the common stock of Net Element International, Inc. on October 3, 2012 (the trading day following the closing of our merger with Net Element), and through June 30, 2013, the per-share market price for our common stock has ranged from $1.90 to $12.25. During the fiscal year ended December 31, 2011 and through October 2, 2012 (the date of the closing of our merger with Net Element), the per-share market price for Cazador’s ordinary shares ranged from $9.16 to $11.00. Any future market price for our common stock is likely to continue to be very volatile. This price volatility may make it more difficult for holders of our common stock to sell shares when they want and at prices they find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the trading volume in our common stock is limited, which contributes significantly to that volatility, and we cannot assure you that a larger or more liquid market will ever be developed or maintained. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce the market price of our common stock. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. As a result, this may make it difficult or impossible for holders of our common stock to sell shares when they want and at prices they find attractive.

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The market price of the Warrants will be directly affected by the market price of our common stock, which may be volatile.

We believe that the market price of the Warrants will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the market price of the Warrants than would be expected for non-exercisable securities.

If an effective registration is not in place and a current prospectus is not available when an investor desires to exercise Warrants, such investor may be unable to exercise his, her or its Warrants, causing such Warrants to expire worthless.

Holders of shares of common stock received pursuant to the exercise of the Warrants will be able to sell their warrant shares only if a registration statement relating to such securities is then in effect, or if such transaction is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the purchaser of such securities resides. We intend to use our best efforts to keep a registration statement in effect covering the common stock underlying the Warrants and to maintain a current prospectus relating to the common stock underlying the Warrants until the expiration of the Warrants. We cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock underlying the Warrants, holders may be unable to sell the common stock underlying their Warrants. If the prospectus relating to the common stock underlying the Warrants is not current, the Warrants may have no value, we will have no obligation to settle the Warrants for cash, the market for such Warrants may be limited, and such Warrants may expire worthless.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our common stock on The NASDAQ Capital Market equals or exceeds $15.00 per share for any 20 trading days within a 30 trading-day period on the third business day prior to proper notice of such redemption; provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the issuance of our common stock underlying the warrants and a current prospectus relating thereto. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Warrants will be redeemable by us as long as they are held by the Cazador Sub Holdings Ltd. (or its permitted transferees).

Our management’s ability to require holders of Warrants to exercise such Warrants on a cashless basis will cause holders to receive fewer ordinary shares upon their exercise of the Warrants than they would have received had they been able to exercise their Warrants for cash.

If we call the Warrants for redemption after the redemption criteria described elsewhere in this prospectus or incorporated by reference herein have been satisfied, our management will have the option to require any holder that wishes to exercise such holders Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants and the difference between the “fair market value” and the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of our common stock on The NASDAQ Capital Market for the 10 trading days ending on the third trading day prior to the date on which notice of redemption is sent to the holders of the Warrants. If our management chooses to require holders to exercise their Warrants on a cashless basis, the number of shares of common stock received by a holder upon exercise will be fewer than it would have been had such holder exercised the Warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in us.

The adjustment to the exercise price for Warrants and the number of shares of common stock underlying each Warrant in connection with an anti-dilutive adjustment event may not adequately compensate you for any lost value of your Warrants as a result of such transaction.

If a specified corporate event or transaction constituting a dilutive event occurs, under certain circumstances we will adjust the exercise price for the Warrants and the number of shares of common stock underlying each warrant in connection with such dilutive adjustment event. The adjustment to the exercise price for Warrants and the number of shares of common stock underlying each Warrant will be determined based on the date on which the dilutive event occurs or becomes effective. The adjustment to the exercise price for the Warrants and the number of shares of common stock underlying each Warrant in connection with a dilutive event may not adequately compensate you for any lost value of your Warrants as a result of such dilutive event.

4

Under certain circumstances, holders may have to pay U.S. federal income tax as a result of a deemed distribution with respect to our common stock or Warrants—even if holders do not receive a corresponding distribution of cash—such as, if we adjust, or fail to adjust, the exercise price of the Warrants in certain circumstances.

Holders of our common stock or Warrants may be treated as having received a constructive distribution in certain circumstances, for example if we make certain adjustments to (or fail to make adjustments to) the exercise price of the Warrants and such adjustment (or failure to make an adjustment) has the effect of increasing the proportionate interest of certain holders in our earnings and profits or assets. Such a distribution could be treated as a taxable dividend or capital gain for U.S. federal income tax purposes even though holders do not receive any cash with respect to such constructive distribution. In addition, you may be subject to U.S. federal withholding tax on any such constructive distribution on our common stock or Warrants. You are advised to consult your independent tax advisor regarding the possibility and tax treatment of any deemed distributions for U.S. federal income tax purposes.

Until the exercise of the Warrants, holders of these securities do not have identical rights as holders of our common stock, but they will be subject to all changes made with respect to our common stock.

Holders of the Warrants are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but they will be subject to all changes affecting our common stock. See “Description of Securities” in this prospectus. Holders of Warrants will have rights with respect to our common stock only if they receive our common stock upon exercise of the Warrants and only as of the date when such holder becomes a record owner of the shares of our common stock upon such exercise. For example, with respect to Warrants, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date a Warrant holder is deemed to be the owner of the shares of our common stock due upon exercise of the Warrants, the exercising Warrant holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The market price of our common stock may or may not exceed the exercise price of the Warrants.

As of the date of this prospectus, the market price of our common stock did not exceed the exercise price of the Warrants, and we cannot provide you with any assurance that that the market price of our common stock will ever exceed the exercise price of the Warrants in any or all periods prior to the date of expiration. Any Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the Warrant holders.

Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

We may sell equity securities in the future, which would cause dilution.

We may sell equity securities in the future to obtain funds for general corporate or other purposes. We may sell these securities at a discount to the market price. Any future sales of equity securities will dilute the holdings of existing holders of our common stock, possibly reducing the value of their investment.

The exercise of  warrants to purchase shares of our common stock will increase the number of shares eligible for future resale in the public market and result in dilution to our existing stockholders.

There are outstanding warrants to purchase an aggregate of 8,940,000 shares of our common stock. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the existing holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

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Although our common stock is currently listed on The NASDAQ Capital Market, there can be no assurance that we will be able to comply with the continued listing standards.

The NASDAQ Capital Market may delist our common stock from trading on its exchange for failure to meet the continued listing standards. If our common stock were delisted from The NASDAQ Capital Market, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our common stock;

•	a determination that our common stock is a “penny stock” would require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Warrants may be thinly traded, so you may be unable to sell at or near ask prices or even at all if you need to sell your Warrants to raise money or otherwise desire to liquidate your Warrants.

The Warrants are quoted on the Over-the-Counter Bulletin Board and may be “thinly-traded,” meaning that the number of persons interested in purchasing the Warrants at or near bid prices at any given time may be relatively small or non-existent. This situation could be attributable to a number of factors, including the fact that we are a relatively new company that may be unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in the Warrants is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the price of the Warrants. We cannot give you any assurance that a broader or more active public trading market for the Warrants will develop or be sustained, or that current trading levels will be sustained or not diminish.

Our management will have broad discretion over the use of the proceeds that we receive from the exercise of the Warrants and might not apply the proceeds in ways that increase the value our common stock.

We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of common stock. We also will not receive the proceeds from any resales by the selling securityholders of any Warrants. Our management will have broad discretion to use the proceeds that we receive from the exercise of the Warrants, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply these proceeds in ways that increase the value our common stock. We intend to use these proceeds primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness, and capital expenditures. We may also use a portion of these proceeds to acquire or invest in complementary products or businesses. Pending the foregoing uses, we intend to invest the proceeds that we receive from the exercise of the Warrants in short-term, investment-grade, interest-bearing securities, and these investments may not yield a favorable rate of return. If we do not invest or apply the proceeds that we receive from the exercise of the Warrants in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause the price of our common stock to decline. You will not have the opportunity to influence our decisions on how we use the proceeds that we receive from the exercise of the Warrants.

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If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our securities could decline.

Securities and industry analysts do not currently, and may never, publish research on us. If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our securities could decline. The trading markets for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of us, the market price and trading volume of our securities would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our securities to decline.

Provisions of Delaware law may prevent or delay a change of control, which could depress the trading price of our securities.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s assets unless:

•	the board of directors approved the transaction in which the stockholder acquired 15% or more of the corporation’s assets;

•	after the transaction in which the stockholder acquired 15% or more of the corporation’s assets, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds (2/3) of the outstanding voting stock that is not owned by the stockholder.

A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provides. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control of us and may discourage attempts by other companies to acquire us even if it would be beneficial to stockholders.

Our certificate of incorporation and bylaws contain provisions that could discourage a third-party from acquiring us.

Our certificate of incorporation and bylaws, as applicable, among other things, (1) provide our board with the ability to alter the bylaws without stockholder approval, and (2) provide that vacancies on our board of directors may be filled by a majority of directors in office. These provisions, while designed to reduce vulnerability to an unsolicited acquisition proposal, and to discourage certain tactics used in proxy fights, may negatively impact a third-party’s decision to acquire us even if it would be beneficial to our securityholders.

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USE OF PROCEEDS

We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of common stock. We also will not receive the proceeds from any resales by the selling securityholders of any Warrants. We intend to use the proceeds from the exercise of the Warrants primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness, and capital expenditures. We may also use a portion of the proceeds to acquire or invest in complementary products or businesses.

We have not yet determined the amount of proceeds from the exercise of the Warrants to be used specifically for any of the foregoing purposes. Accordingly, our management will have broad discretion over the uses of such proceeds. Pending the uses described above, we intend to invest the proceeds from the exercise of Warrants in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government.

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SELLING SECURITYHOLDERS

An aggregate of 4,340,000 Warrants are being registered for resale by the selling securityholders under this prospectus. We are also registering an aggregate of 4,340,000 shares of our common stock that are issuable, in transactions exempt from registration under the Securities Act of 1933, as amended, upon exercise of the Warrants by the selling securityholders.

The following tables set forth the number of Warrants and underlying shares of our common stock beneficially owned by the selling securityholders as of the date of this prospectus and the number of Warrants and underlying shares of our common stock being offered by the selling securityholders. The selling securityholders are not making any representation that any Warrants or underlying shares of our common stock covered by this prospectus will be offered for sale. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of Warrants or underlying shares of our common stock. The following tables assume that all of the Warrants and underlying shares of our common stock, as the case may be, being registered pursuant to this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to our securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of the Warrants, which became exercisable on and after April 2, 2013. These shares of common stock are deemed to be outstanding and beneficially owned by the person holding the Warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the Warrants and underlying shares of our common stock beneficially owned by them. The inclusion of any Warrants and underlying shares of our common stock in these tables does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Securityholder	Number of Warrants Beneficially Owned Prior to the Offering	%	Number of Warrants Offered	Number of Warrants Beneficially Owned After the Offering	%

Arco Group LLC(1)	3,714,000	41.54	3,714,000	—	—

ACM Investments LLC(2)	600,000	6.71	600,000	—	—

David P Kelley II(3)	14,000	*	14,000	—	—

Facundo Bacardi(4)	6,000	*	6,000	—	—

Carlos Valle(5)	6,000	*	6,000	—	—

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	%	Number of Shares of Common Stock Offered	Number of Shares of Common Stock Beneficially Owned After the Offering	%
Arco Group LLC(1)	4,864,000	14.74	3,714,000	1,150,000	3.93

ACM Investments LLC(2)	600,000	2.09	600,000	—	—

David P. Kelley II(3)	14,000	*	14,000	—	—

Facundo Bacardi(4)	6,000	*	6,000	—	—

Carlos Valle(5)	6,000	*	6,000	—	—

(1)	The voting and dispositive power of Arco Group LLC is shared by Francesco Piovanetti (majority, controlling interest) and Juan Carlos Bou (minority, non-controlling interest). Mr. Piovanetti served as our Chief Executive Officer and Director until his resignation effective April 16, 2013. The address of Arco Group LLC is City View Plaza II, 48 Road 165, Suite 6000, Guaynabo, Puerto Rico 00968-8060.
(2)	The voting and dispositive power of ACM Investments LLC is controlled by Jay Johnston. Mr. Johnston served as the Chairman of the Board and Co-Chief Executive Officer and Director of Cazador, our predecessor, until his resignation effective March 22, 2012. The address of ACM Investments LLC is City View Plaza II, 48 Road 165, Suite 6000, Guaynabo, Puerto Rico 00968-8060.
(3)	Mr. Kelley serves as our Director. The address of Mr. Kelley is c/o Net Element International, Inc., 1450 S. Miami Avenue, Miami, Florida 33130.
(4)	Mr. Bacardi served as a director of Cazador, our predecessor, until his resignation effective October 2, 2012. The address of Mr. Bacardi is Calle Gabriel G. Duque 20, Edificio Vista Bella, Apt. B, La Cresta, Panama, Republic of Panama.
(5)	Mr. Valle served as a director of Cazador, our predecessor, until his resignation effective October 2, 2012. The address of Mr. Valle is 3530 Saint Gaudens Ct, Miami, Florida 33133.

* Less than 1%

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DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.0001 per share. As of July August 8, 2013, approximately 28,133,337 shares of common stock were outstanding. All outstanding shares of our common stock are fully paid and non-assessable.

Each holder of our common stock is entitled to a pro rata share of cash distributions made to our stockholders, including dividend payments. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore. Cash dividends will be paid at the sole discretion of our board of directors.

The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by our stockholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares of our common stock voting for the election of our directors can elect all of our directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Warrants

On April 2, 2013, the Warrants became freely transferable or saleable by Cazador Sub Holdings Ltd. or its permitted transferees. Notwithstanding the description of the Warrants below, for so long as the Warrants are held by any of Cazador Sub Holdings Ltd. or its permitted transferees, such Warrants (i) are non-redeemable and (ii) are exercisable on a cashless basis at the election of the holder, rather than at our sole discretion. A “permitted transferee” is a person or entity who receives such securities pursuant to a transfer (i) to one or more of our officers or directors or Cazador Sub Holdings Ltd., (ii) to an affiliate, or to an affiliate under common control with the transferor, (iii) to an entity’s beneficiaries upon its liquidation or distribution, (iv) to relatives and trusts for estate planning purposes, (v) by virtue of the laws of descent and distribution upon death, or (vi) pursuant to a qualified domestic relations order, providing the transferee agrees to be bound by the terms of the escrow agreement regarding such securities.

Each Warrant entitles the registered holder thereof to purchase one share of our common stock at a price of $7.50 per share, subject to adjustment as discussed below. The Warrants will be exercisable only if a registration statement relating to the shares of our common stock issuable upon exercise of the Warrants is effective and current.

The Warrants will expire at 5:00 p.m., New York time, on October 2, 2017, or earlier upon redemption.

At any time while the Warrants are exercisable and there is an effective registration statement covering the shares of common stock issuable upon exercise of the Warrants available and current, we may call the outstanding Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the 30-day redemption period) to each Warrant holder; and

•	if, and only if, the last reported sale price of our common stock on The NASDAQ Capital Market equals or exceeds $15.00 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to Warrant holders.

We will not redeem the Warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the Warrants is effective and current throughout the 30-day redemption period.

We have established these redemption criteria to provide Warrant holders with a significant premium to the $7.50 exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his or her Warrants prior to the scheduled redemption date. However, there can be no assurance that the price of the shares of common stock issuable upon exercise of such Warrants will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption, we will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis,” although you will not be eligible to do so at your option. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the Warrants and the difference between the “fair market value” (defined below) and the exercise price of the Warrants by (y) the “fair market value.” The “fair market value” shall mean the average last reported sale price of our common stock on The NASDAQ Capital Market for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares of our common stock to be issued and thereby lessen the dilutive effect of a redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants. If we call all of our outstanding warrants for redemption and we do not take advantage of this option, Cazador Sub Holdings Ltd. and its permitted transferees would still be entitled to exercise their Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

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The Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the Warrants.

The exercise price and number of shares of our common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, reorganization, merger or consolidation.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of Warrants being exercised. On the exercise of any Warrant, the warrant exercise price will be paid directly to us and not placed in the trust account. In no event may the Warrants be net cash settled. Warrant holders do not have the rights or privileges of holders of shares of our common stock, including voting rights, until they exercise their Warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such Warrant, a registration statement relating to the shares of common stock issuable upon exercise of the Warrants is effective with the SEC and current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state or jurisdiction of residence of the holder of the Warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants and we will not be required to net cash settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the Warrants is not current or if the shares of common stock are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

No fractional shares will be issued upon exercise of the Warrants. If a holder exercises Warrants and would be entitled to receive a fractional interest of a share, we will round up the number of shares of common stock to be issued to the Warrant holder to the nearest whole number of shares.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, which is located at 17 Battery Place, 8th Floor, New York, new York 10004, telephone: (212) 509-4000.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “NETE.” The Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol “NETEW.”

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PLAN OF DISTRIBUTION

On an after April 2, 2013, to the extent permitted by law, the selling securityholders may, from time to time, sell any or all of their Warrants on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which the Warrants are traded or in private transactions. Alternatively, the selling securityholders may sell any or all of the shares of our common stock that are issuable, in transactions exempt from registration under the Securities Act of 1933, as amended, upon exercise of the Warrants by the selling securityholders. These sales may be made on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to compliance with applicable law, the selling securityholders may use any one or more of the following methods when selling their securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the applicable securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such applicable securities at a stipulated price per share or restructured warrant;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell their securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling securityholders may pledge their securities to their broker-dealers under the margin provisions of customer agreements. If a selling securityholder defaults on a margin loan, the broker-dealer may, from time to time, offer and sell the pledged securities. The selling securityholders and any other persons participating in the sale or distribution of the securities may be subject to applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the selling securityholders or any other person, which limitations may affect the marketability of the applicable securities.

Upon our being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of such selling securityholder’s securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling securityholder and of the participating broker-dealer(s), (ii) the number of applicable securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

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The selling securityholders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the Warrants or underlying shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling securityholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute such securities.

In the event that the Warrants are exercised by the selling securityholders, the shares of common stock underlying such Warrants will be issued directly to the selling securityholders, in transactions exempt exempt from registration under the Securities Act, upon payment of the exercise price therefore to us. The registration of the issuance and sale by us of shares of our common stock upon the exercise of the Warrants is limited to exercises by transferees who acquire those Warrants in registered transactions following the effective date of the registration statement of which this prospectus forms a part. Upon such exercises, the shares of common stock underlying those Warrants will be issued directly to such transferee upon payment of the exercise price therefore to us.

We are required to pay all fees and expenses incident to the registration of (i) the resale from time to time by the selling securityholders of the Warrants; (ii) the resale from time to time by the selling securityholders of the shares of our common stock that are issuable upon exercise of the Warrants by the selling securityholders; and (iii) the issuance and sale by us of shares of our common stock upon the exercise of the Warrants so long as such Warrants are exercised by transferees who acquired those Warrants in registered transactions following the effective date of the registration statement of which this prospectus forms a part.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Reed Smith LLP, New York, New York.

EXPERTS

BDO USA, LLP, independent registered public accounting firm, has audited our financial statements as of, and for the year ended, December 31, 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on BDO USA, LLP’s report, given on their authority as experts in accounting and auditing.

Daszkal Bolton LLP, independent registered public accounting firm, has audited our financial statements as of, and for the year ended, December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Daszkal Bolton LLP’s report, given on their authority as experts in accounting and auditing.

BDO USA, LLP, independent registered public accounting firm, has audited the financial statements as of, and for the year ended, December 31, 2012, of Unified Payments, LLC, included in our Form 8-K/A filed with the SEC on July 2, 2013, as set forth in their report, which is incorporated by reference in this prospectus. The financial statements of Unified Payments, LLC are incorporated by reference in reliance on BDO USA, LLP’s report, given on their authority as experts in accounting and auditing.

Grant Thornton LLP, independent registered public accounting firm, has audited the financial statements as of, and for the year ended, December 31, 2011, of Unified Payments, LLC, included in our Form 8-K/A filed with the SEC on July 2, 2013, as set forth in their report, which is incorporated by reference in this prospectus. The financial statements of Unified Payments, LLC are incorporated by reference in reliance on Grant Thornton LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items), until all the securities offered under this prospectus are sold.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on April 12, 2013;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 15, 2013;
•	Our Current Reports on Form 8-K, filed with the SEC on January 17, 2013, February 4, 2013, March 12, 2013, March 18, 2013, April 17, 2013 (and as amended on July 2, 2013), April 18, 2013, May 16, 2013, May 22, 2013, June 24, 2013, and July 3, 2013 (in each case, not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein); and

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•	The descriptions of our common stock and Warrants contained in our Registration Statement on Form 8-A, filed with the SEC on September 28, 2010 and amended on October 2, 2012, and any other amendment or report filed for the purposes of updating such descriptions.

Documents incorporated by reference are available from the SEC as described above or from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Net Element International, Inc.

1450 S. Miami Avenue

Miami, Florida 33130

(305) 507-8808

 Attention: Chief Financial Officer

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.         Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby. Other than the Securities and Exchange Commission registration fee, all of the amounts below are estimates.

Securities and Exchange Commission registration fee	$6,453
Accounting fees and expenses	$3,000
Legal fees and expenses	$25,000
Financial printing and miscellaneous expenses	$560
Total	$35,013

Item 15.         Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Under Section 145 of the DGCL, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of our board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

In addition, our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us, subject to the limits of the policies, insuring such persons against various liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

II-1

Item 16.	Exhibits.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of June 12, 2012, by and between Cazador Acquisition Corporation Ltd. and Net Element, Inc. (incorporated by reference from Exhibit 2.1 to the Form 8-K filed by the Registrant on June 12, 2012)

3.1	Certificate of Corporate Domestication of Cazador, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference from Exhibit 3.1 to the Form 8-K filed by the Registrant on October 5, 2012)

3.2	Amended and Restated Certificate of Incorporation of Net Element International, Inc., a Delaware corporation, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference from Exhibit 3.2 to the Form 8-K filed by the Registrant on October 5, 2012)

3.3	Amended and Restated Bylaws of Net Element International, Inc., a Delaware corporation (incorporated by reference from Exhibit 3.3 to the Form 8-K filed by the Registrant on October 5, 2012)

3.4	Certificate of Merger, filed with the Secretary of State of the State of Delaware on October 2, 2012 (incorporated by reference from Exhibit 3.4 to the Form 8-K filed by the Registrant on October 5, 2012)

4.1	Specimen Common Stock Certificate of Net Element International, Inc. (incorporated by reference from Exhibit 4.2 to the Registrant’s Amendment No. 4 to Registration Statement on Form S-4 (SEC File No. 333-182076) filed with the Securities and Exchange Commission on August 31, 2012)

4.2	Form of Warrant Certificate of Cazador Acquisition Corporation Ltd. (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1 (SEC File No. 333-169231) filed with the Securities and Exchange Commission on September 3, 2010)

4.3	Registration Rights Agreement by and between Cazador Acquisition Corporation Ltd., Cazador Sub Holdings Ltd. and Others (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1/A (SEC File No. 333-169231) filed with the Securities and Exchange Commission on October 6, 2010)

4.4	Warrant Agreement by and between Cazador Acquisition Corporation Ltd. and Continental Stock Transfer & Trust Company (incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1/A (SEC File No. 333-169231) filed with the Securities and Exchange Commission on October 6, 2010)

5.1	Opinion of Reed Smith LLP (previously filed)

23.1	Consent of BDO USA, LLP

23.2	Consent of Daszkal Bolton LLP

23.3	Consent of BDO USA, LLP

23.4	Consent of Grant Thornton LLP

23.5	Consent of Reed Smith LLP (included in Exhibit 5.1)

24.1	Power of Attorney (previously filed)

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Item 17.         Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(ii)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)         That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any “free writing prospectus” relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)        The portion of any other “free writing prospectus” relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on this 8th day of August, 2013.

NET ELEMENT INTERNATIONAL, INC.

By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Oleg Firer	Chief Executive Officer and Director	August 8, 2013
Oleg Firer	(Principal Executive Officer)

/s/ Jonathan New	Chief Financial Officer	August 8, 2013
Jonathan New	(Principal Financial Officer; Principal
Accounting Officer)

/s/ *	Chairman of the Board	August 8, 2013
Kenges Rakishev

/s/ *	President and Director	August 8, 2013
Dmitry Kozko

/s/ *	Director	August 8, 2013
Mike Zoi

/s/ *	Director	August 8, 2013
David P. Kelley II

/s/ *	Director	August 8, 2013
James Caan

/s/ *	Director	August 8, 2013
Felix Vulis

*/s/ Jonathan New
Jonathan New
as attorney-in-fact